UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2013

ARC Realty Finance Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-186111	46-1406086
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 13, 2013, ARC Realty Finance Trust, Inc. (the “Company”) entered into an amendment to its advisory agreement, dated February 12, 2013, by and among, the Company, ARC Realty Finance Operating Partnership, L.P., the Company’s operating partnership, and ARC Realty Finance Advisors, LLC, the Company’s advisor.

The amendment to the advisory agreement was made in light of increasing third-party due diligence and offering costs. The amendment will now allow the Company to reimburse its advisor for organization and offering expenses which total up to 2.0% of the gross proceeds raised in all of the Company’s primary public offerings of common stock, an increase from the previous 1.75% limitation. No other changes were made to the Company’s advisory agreement.

The Company is indirectly sponsored by AR Capital, LLC (“ARC”) which indirectly wholly owns the Company’s advisor. ARC and its affiliates provide investment, management, advisory, fund raising and other services to the Company for which they are paid fees and reimbursed for certain expenses from the Company. Certain executive officers of the Company are principals of ARC.

The description of the amendment above is a summary and is qualified in its entirety by the terms of the amendment which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARC REALTY FINANCE TRUST, INC.

Date: March 13, 2013	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch Chief Executive Officer